EXHIBIT 10.64


NOTWITHSTANDING ANY OTHER PROVISION OF THIS AGREEMENT, NO SHARES OF THE COMPANY'S STOCK MAY BE ISSUED PURSUANT HERETO UNLESS IN COMPLIANCE WITH THE
COMPANY'S 1988 STOCK OPTION PLAN AND WITH APPLICABLE SECURITIES LAWS AND REGULATIONS.


                                                  SIERRA TAHOE BANCORP
                                            INCENTIVE STOCK OPTION AGREEMENT


     THIS INCENTIVE STOCK OPTION AGREEMENT (the "Agreement") is dated December 20, 1995, and is entered into by and between SIERRA TAHOE BANCORP, a California corporation (the "Company") and Martin R. Sorensen ("Optionee");

                                                       WITNESSETH:
     WHEREAS, pursuant to the 1988 Stock Option Plan of the Company (the "Plan"), the Board of Directors of the Company have authorized granting to Optionee a stock option ("Option") to purchase all or any part of Six Thousand (6,000) authorized but unissued shares of the Company's common stock for cash at the price of Eleven Dollars and Twenty Five Cents ($11.25) per share (the "Option"), such Option to be for the term and upon the conditions hereinafter stated;
     NOW, THEREFORE, it is hereby agreed:
     1.       Grant of Option
              Pursuant to said action of the Board of Directors at a meeting of the Board on December 20, 1995, and pursuant to authorizations granted by all appropriate regulatory and governmental agencies, the Company hereby grants to Optionee the Option to purchase, upon and subject to the terms and conditions of the Plan, which is incorporated in full herein by this reference, all or any part of Six Thousand (6,000) shares of the Company's Common Stock (hereinafter called the "Stock") at the price of Eleven Dollars and Twenty Five Cents ($11.25) per share, which price is not less than one hundred percent (100%) of the fair market value of the stock as of the date of action of the Board of Directors granting this Option. This Option is intended to be an incentive stock option issued pursuant to Section 422A of the Internal Revenue Code of 1986.

     2.       Exercisability
              This Option shall be exercisable as to 1,200 shares on or after 12 months, an additional 1,200 shares on or after 24 months, an additional 1,200 shares on or after 36 months, an additional 1,200 shares on or after 48 months, and an additional 1,200 shares at 60 months. Any unexercised shares must be exercised or forfeited at the conclusion of 60 months and one (1) day after
December 20, 1995, unless this Option has expired or terminated earlier in accordance with the provisions hereof. Shares as to which this Option becomes exercisable pursuant to the foregoing provision may be purchased at any time prior to expiration of this Option.
     3.       Exercise of Option
              This Option may be exercised by written notice delivered to the Company's Chief Financial Officer, Controller or Shareholder Relations Officer stating the number of shares with respect to which this Option is being exercised, together with sufficient cash in the amount of the purchase price of such shares. Not less than ten (10) shares may be purchased at any one time unless the number purchased is the total remaining number which may be purchased under this Option and in no event may the Option be exercised with respect to fractional shares. Upon exercise, Optionee shall make appropriate arrangements and shall be responsible for the withholding of any federal and state taxes then due.
     4.       Cessation of Employment
              Except as provided in Paragraphs 2 and 5 hereof, if Optionee shall cease to be employed by the Company or a subsidiary corporation for any reason other than Optionee's death or disability (as defined in Section 105(d)(4) of the Internal Revenue Code of 1986, as amended from time to time), this Option shall expire three (3) months thereafter or that period set forth in Paragraph 2, whichever is earlier. During the three-month period this Option shall be exercisable only as to those installments, if any, which had accrued as of the date when Optionee ceased to be employed by the Company or the subsidiary corporation and not thereafter.
     5.       Termination of Employment for Cause
              If Optionee's employment by the Company or a subsidiary corporation is terminated for cause, this Option shall expire immediately, unless Optionee promptly petitions the Board of Directors of the Company and the vested Option(s) are reinstated by the Board of Directors within thirty (30) days of such termination by giving written notice of such reinstatement to Optionee at his last known address. In the event of such reinstatement, Optionee may exercise this Option only to such extent, for such time, and upon such terms and conditions as if Optionee had ceased to be employed by the Company or a subsidiary corporation upon the date of such termination for a reason other than cause or death. Termination for cause shall be defined to include termination for malfeasance or gross misfeasance in the performance of duties or conviction of illegal activity in connection therewith or any conduct detrimental to the interest of the Company, or a subsidiary corporation, and, in any event, the determination of the Board of Directors with respect thereto shall be final and conclusive.
     6.       Nontransferability; Disability or Death of Optionee
              This Option shall not be transferable except by testamentary disposition or by the laws of descent and distribution and shall be exercisable during Optionee's lifetime only by Optionee. If Optionee dies while employed by the Company or a subsidiary corporation, or during the three (3) month period referred to in Paragraph 4 hereof, this Option shall expire one (1) year after the date of Optionee's death or on the day specified in Paragraph 2 hereof, whichever is earlier. After Optionee's death but before such expiration, the persons to whom Optionee's rights under this Option shall have passed by testamentary disposition or by the applicable laws of descent and distribution or the executor or administrator of Optionee's estate shall have the right to exercise this Option as to those shares for which installments had accrued under Paragraph 2 hereof as of the date on which Optionee ceased to be employed by the Company or a subsidiary corporation. If Optionee shall terminate employment because of disability (as that term is defined in Section 105(d)(4) of the Internal Revenue Code of 1986, as amended from time to time), Optionee may exercise this Option to the extent he or she is entitled to do so at the date of termination, or at any time within one (1) year of the date of termination, but in no event later than the expiration date in Paragraph 2.
     7.       Employment
              This Agreement shall not obligate the Company or a subsidiary corporation to employ Optionee for any period, nor shall it interfere in any way with the right of the Company or a subsidiary corporation to reduce Optionee's compensation.
     8.       Privileges of Stock Ownership
              Optionee shall have no rights as a stockholder with respect to the Company's stock subject to this Option until the date of payment and issuance of stock certificates to Optionee pursuant to this Agreement. No adjustment will be made for dividends or other rights for which the record date is prior to the date such stock certificates is paid for and issued.
     9.       Modification and Termination by Board of Directors
              The rights of Optionee are subject to modification and termination upon the occurrence of certain events as provided in the Plan.
     10.      Representations of Optionee
              No shares issuable upon the exercise of this option shall be issued and delivered unless and until all applicable requirements of applicable state and federal law and of the Securities and Exchange Commission pertaining to the issuance and sale of such shares, and all applicable listing requirements of the securities exchanges, if any, on which shares of the Company of the same class are then listed shall have been complied with. Upon exercise of any portion of this Option, the person entitled to exercise the same may be required to execute a representation letter with respect to compliance with federal and applicable state securities laws. In addition, if the Optionee is an "affiliate" for purposes of the Securities Act of 1933, as that term is defined therein, there may be additional restrictions on the resale of stock, and Optionee therefore agrees to ascertain what those restrictions are and to abide by the restrictions and other applicable federal and state securities laws. Optionee understands that the shares of stock purchased under this option may be subject to holding periods and/or other restrictions on resale. The Company may, if it deems appropriate, issue stop transfer instructions against any shares of stock purchased upon the exercise of this option and affix to any certificate representing such shares the legends which the Company deems appropriate.

     11.      Notices

              Any notice to the Company provided for in this Agreement shall be addressed to it in care of its Chief Financial Officer or Controller or Shareholder Relations Officer at its main office and any notice to Optionee shall be addressed to Optionee's address on file with the Company or a subsidiary corporation, or to such other address as either may designate to the other in writing. Any notice shall be deemed to be duly given if and when enclosed in a properly sealed envelope and addressed as stated above and deposited, postage prepaid, with the United States Postal Service. In lieu of giving notice by mail as aforesaid, any written notice under this Agreement may be given to Optionee in person, and to the Company by personal delivery to its Chief Financial Officer, Controller or Shareholder Relations Officer.
     IN WITNESS WHEREOF, the parties hereto have executed this Agreement.

OPTIONEE:


     /s/ Martin R. Sorensen
     Martin R. Sorensen


SIERRA TAHOE BANCORP,
a California Corporation ("Company")



By:  /s/ William T. Fike
     WILLIAM T. FIKE
Its: CEO/President

J:\lawyer\hr\incentiv.emp                              5